UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 24, 2025

Charles & Colvard, Ltd.

(Exact name of registrant as specified in its charter)

North Carolina	000-23329	56-1928817
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

170 Southport Drive
Morrisville, North Carolina	27560
(Address of principal executive offices)	(Zip Code)

(919) 468-0399

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01 Entry into a Material Definitive Agreement.

Convertible Secured Note Purchase Agreement

On June 24, 2025, Charles & Colvard, Ltd. (the “Company”) entered into a Convertible Secured Note Purchase Agreement (the “Note Purchase Agreement”) with Ethara Capital LLC (the “Holder”), a Delaware limited liability company. In connection with the Note Purchase Agreement, the Company agreed to issue a convertible secured note (the “Note”) to the Holder for an aggregate total purchase price of $2.0 million, to be issued in two tranches: (i) an initial closing in the amount of $500,000 (the “Original Principal Amount”) on or before July 8, 2025 (the “First Closing”), and (ii) a subsequent and final closing of $1.5 million (the “Additional Principal Amount”) on such date as the Company and the Holder thereafter agree, but no later than July 23, 2025 (the “Second Closing,” and together with the First Closing, the “Closings”).

The principal amount on which interest will accrue is equal to the Original Principal Amount as such amount may be (i) increased by payment of PIK Interest (as defined below), (ii) increased by the Additional Principal Amount, and (iii) reduced pursuant to any conversion or redemption effected in accordance with the terms of the Note (such balance from time to time being the “Accreted Principal Amount”). Interest will accrue on the Accreted Principal Amount at an annual rate equal to 5%, payable monthly at the Holder’s discretion in either (i) cash or (ii) an increase in the Accreted Principal Amount by the amount of interest payable (the “PIK Interest”). Subject to obtaining Company shareholder approval first, the Holder may, in its sole discretion, convert all or any portion of the Accreted Principal Amount (plus accrued and unpaid interest) into shares of the Company’s common stock (the “Conversion Shares”) at any time after the issuance of the Note pursuant to its terms. The Accreted Principal Amount, together with any accrued and unpaid interest, shall be due and payable three months following the date the Note is issued (the “Maturity Date”). The Holder may irrevocably elect to extend the Maturity Date for three periods of up to one year each, provided that the Maturity Date cannot be extended later than thirty-nine months following the date the Note is issued. The Second Closing is conditioned on the absence of both an Event of Default and Fundamental Change (each as defined in the Note). The Note is secured by the Company’s Collateral, as defined in the Security Agreement discussed below, but subordinated to the Company’s debt to Wolfspeed, Inc.

The Company agreed to enter into a registration rights agreement relating to the registration for resale of the Conversion Shares within 30 days after the date of the Second Closing. The Note also contains Company restrictive affirmative and negative covenants regarding the operation of its business.

The issuance of the Note was made in reliance upon the exemption provided by Section (4)(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), for the offer and sale of securities not involving a public offering, and Regulation D promulgated under the Securities Act.

Security Agreement

On the date of the First Closing, the Company and the Holder will enter into a security agreement (the “Security Agreement”), granting in favor of the Holder a security interest in all tangible and intangible personal property of the Company. On the date of the Second Closing, the Security Agreement will reflect the Additional Principal Amount.

Director Appointment Rights

In connection with the Note Purchase Agreement, the Holder received the right to appoint two directors to the Company’s board of directors (the “Board”) prior to the date of the First Closing. Upon the Second Closing, the Holder has the right to appoint two observers to the Board.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02 of this Current Report on Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As a condition to the Company’s entry into the Note Purchase Agreement, each of Don O’Connell, the Company’s Chief Executive Officer, and Clint J. Pete, the Company’s Chief Financial Officer, agreed to waive all severance benefits to which they would otherwise be entitled under their respective employment agreements. Prior to the date of the Closings, Mr. Don O’Connell and Mr. Pete will execute waivers regarding their rights to severance benefits.

The foregoing descriptions of the Note Purchase Agreement, and the forms of Note and Security Agreement, do not purport to be complete and are qualified in their entirety by the full text of the Note and the Subsidiary Guaranty, copies of which are filed as exhibits to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Convertible Secured Note Purchase Agreement, dated June 24, 2025, by and between the Company and the Holder.

10.2	Form of Secured Convertible Note.

10.3	Form of Security Agreement.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Charles & Colvard, Ltd.

June 27, 2025	By	/s/ Clint J. Pete
Clint J. Pete
Chief Financial Officer

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